Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	H.O. Woltz III
President and CEO
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES ANNOUNCES ORGANIZATIONAL CHANGE

MOUNT AIRY, N.C., December 1, 2022 – Insteel Industries Inc. (NYSE: IIIN) today announced that Mark A. Carano has resigned as Insteel’s Senior Vice President, Chief Financial Officer and Treasurer effective December 30, 2022 to pursue employment with another company.

Mr. Carano’s departure did not result from any disagreement regarding the Company’s operations, policies or practices.

In connection with such departure and effective January 2, 2023, Scot R. Jafroodi, the Company’s Vice President, Corporate Controller and Chief Accounting Officer, was named Chief Financial Officer. Mr. Jafroodi will continue to serve as the Company’s Chief Accounting Officer until other organizational changes are effected. Mr. Jafroodi, age 53, was named Vice President, Corporate Controller and Chief Accounting Officer in October, 2020. He previously held the role of Corporate Controller and Chief Accounting Officer from February 2007 to October, 2020, and Corporate Controller from July 2005 to February 2007. Before joining us, he was a Senior Manager at BDO Seidman, LLP from June 2003 through June 2005 and, prior to that, had been employed for 10 years at Deloitte & Touche USA LLP, most recently as a Senior Manager.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold to manufacturers of concrete products and concrete contractors for use in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

IIIN – G

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM